Exhibit 99.1

Contacts:	Shanye Hudson	David Oro
	Investor Relations	Media Relations
	shudson@micron.com	davidoro@micron.com
	(208) 492-1205	(707) 558-8585

MICRON HOSTS ANALYST AND INVESTOR EVENT AND UPDATES GUIDANCE FOR FISCAL THIRD QUARTER

BOISE, Idaho, May 21, 2018 – Micron Technology, Inc. (NASDAQ: MU) will host an Analyst and Investor Event today from 1:30 p.m. to 5:00 p.m. EDT in New York, NY. The company is also raising its revenue and earnings per share guidance for its fiscal third quarter, which ends May 31, 2018. The revised guidance is driven by strong execution and healthy industry conditions.

For the fiscal third quarter, on a non-GAAP basis, the company now expects:

•	Revenue in the range of $7.70 billion to $7.80 billion compared to prior guidance of $7.20 billion to $7.60 billion.

•	Earnings in the range of $3.12 to $3.16 per share compared to prior guidance of $2.76 to $2.90 per share, based on 1,238 million diluted shares.

"Our third quarter results are driven by focused execution of our strategy against a backdrop of healthy industry fundamentals," said Sanjay Mehrotra, president and CEO of Micron. "We look forward to discussing the significant opportunities ahead for Micron during our analyst and investor event later today."

A live video webcast of Micron's 2018 Analyst and Investor Event events will be available via the Investor Relations website at investors.micron.com. Webcast replays will be available for approximately one year after the event.

Forward-Looking Statements
This press release contains projections or other forward-looking statements regarding future events, expectations of the company's fiscal second quarter financial performance, or the future financial performance of the company and the industry. These forward-looking statements are predictions subject to a number of risks and uncertainties, and the actual events or results may differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically the company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in projections or forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.
About Micron
We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial® and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
# # #
The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.